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Exhibit 12.1

Statement Regarding Computation of Earnings to Fixed Charges

        The ratio of earnings to fixed charges is computed by dividing (1)income from continuing operations before income taxes and minority interests, plus fixed charges, less equity income in unconsolidated affiliates, capitalized interest and minority interest by (2)fixed charges, comprising interest expense on all indebtedness (including amortization of deferred financing costs).

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  Exhibit 12.1